UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 29, 2005
Wireless Telecom Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)
New Jersey
(State or Other Jurisdiction of Incorporation)
001-11916	22-582295
(Commission File Number)	(IRS Employer Identification No.)
25 Eastmans Road Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)
(201) 261-8797
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

Amended and Restated Stock Purchase Agreement

On March 29, 2005, Wireless Telecom Group, Inc., a New Jersey corporation ("WTT"), Willtek Communications GmbH, a German private limited liability corporation ("Willtek"), Damany Holding GmbH, a German private limited liability corporation and the owner of approximately 19.1% of Willtek's outstanding share capital ("Damany Holding"), and Investcorp Technology Ventures, L.P., a Cayman Islands limited partnership and the owner of approximately 80.9% of Willtek's outstanding share capital ("Investcorp", and together with Damany Holding, the "Willtek Shareholders"), entered into an amended and restated stock purchase agreement, dated as of March 29, 2005 (the "Amended Purchase Agreement"), which modifies the terms of an existing stock purchase agreement, dated October 5, 2004 (the "Original Purchase Agreement"), among WTT, Willtek and the Willtek Shareholders, pursuant to which WTT agreed to acquire all of the outstanding share capital of Willtek from the Willtek Shareholders. The terms were modified, in part, due to the operating results of Willtek during the past six months and the parties' desire to conserve WTT's existing cash resources.

Under the Amended Purchase Agreement and related ancillary agreements, as modified, the parties agreed to amend the following key provisions of the Original Purchase Agreement and related ancillary agreements:

•	The acquisition consideration has been reduced by eliminating the $7.0 million cash component of the purchase price, and will consist solely of 8,000,000 shares of WTT's common stock;

•	The post-acquisition board representation of the Willtek Shareholders will be reduced from three directors (as originally agreed) to two directors designated by Investcorp, one of whom will be appointed Chairman of the Board at the closing;

•	Karabet "Gary" Simonyan, WTT's Chairman of the Board and interim Chief Executive Officer, will not resign from WTT's board of directors and, at the closing of the acquisition, will be appointed non-executive Vice Chairman of WTT's board of directors;

•	Willtek will be required to prepare a detailed comprehensive program to permanently reduce its post-acquisition total annual operating expenses by approximately $3.0 million per year, which must be acceptable to WTT in its sole discretion, as a condition to closing the acquisition;

•	The terms of the new loan agreement entered into on October 5, 2004 between Investcorp and Willtek have been revised to require payment of all outstanding principal thereunder (€3.5 million, or approximately $4.6 million), plus accrued but unpaid interest at the rate of 8% per year through the closing date of the acquisition (as of February 28, 2005, approximately €478,000, or approximately $634,000) in one lump sum on December 31, 2006, and to reduce the interest rate thereon from 8% to 4% (WTT has agreed to guaranty payment of any amounts payable by Willtek to Investcorp under the amended loan agreement);

•	Investcorp has increased the term of its post-acquisition "lock-up" of its pro-rata portion of the stock consideration from six months to one year;

•	The demand and "piggyback" registration rights of the Willtek Shareholders will commence one year (as opposed to six months) after the closing date of the acquisition;

•	Investcorp has waived its right to receive cash dividends declared or set aside by WTT's board in respect of all of its shares of WTT's common stock during the period beginning on the closing date of the acquisition and ending on December 31, 2005;

•	The date after which either WTT or the Willtek Shareholders may terminate the Amended Purchase Agreement without cause has been extended from March 31, 2005 to August 15, 2005; and

•	The aggregate liability of the parties for general and tax indemnification obligations is reduced from $7.0 million to $6.0 million.

Based on the $2.54 closing price of a share of WTT's common stock on the American Stock Exchange on March 28, 2005, the last trading day prior to the date of the Amended Purchase Agreement, the dollar value of the aggregate stock consideration to be issued by WTT in the Acquisition is approximately $20.3 million. Based on the number of shares of WTT's common stock outstanding on March 28, 2005, giving effect to the proposed acquisition, the Willtek Shareholders would own in the aggregate approximately 31.4% of the outstanding shares of WTT's common stock on a primary basis, with Investcorp owning approximately 25.4% and Damany Holding owning approximately 6.0%.

The proposed transaction, as modified, and the Amended Purchase Agreement have been unanimously approved by WTT's board of directors.

Senior Management Succession, Board Composition Changes and Significant Shareholder Influence

At closing, Mr. Simonyan will resign as interim Chief Executive Officer and Cyrille Damany, Willtek's current Chief Executive Officer, will succeed Mr. Simonyan as our new Chief Executive Officer. Accordingly, Mr. Damany will be the principal executive officer of WTT and, as such, will have general and active managerial control of the day-to-day policies and affairs of WTT and will be primarily responsible for ensuring the execution of management's business strategies for WTT, subject to oversight by WTT's board of directors. Paul Genova, our current President and Chief Financial Officer, will continue as such and report directly to Mr. Damany following completion of the acquisition.

It is currently anticipated that, at the closing of the acquisition, Mr. Simonyan will continue to serve on WTT's board of directors as non-executive Vice Chairman of the Board, and Savio W. Tung and Hazem Ben-Gacem, Investcorp's initial two director candidates, will be appointed to WTT's board of directors. Mr. Tung will be appointed Chairman of the Board at the closing of the acquisition. Investcorp will continue to be entitled to designate up to two individuals for nomination for election to WTT's board of directors, provided Investcorp's level of beneficial ownership of WTT's common stock continuously equals or exceeds certain percentage thresholds.

As a result of the foregoing chief executive succession, board composition changes, and Investcorp's significant post-acquisition percentage ownership of our outstanding common stock, the Willtek Shareholders will have substantial influence and control over the leadership, day-to-day management and strategic direction of WTT, and Investcorp and Damany Holding, together, as approximately 31.4% shareholders of WTT immediately following the acquisition, will be able to significantly influence the outcome of all matters, transactions and corporate actions that require approval of our shareholders.

Severance Arrangement and Incentive Stock Options

As a result of the substantial changes that will be made to the composition of WTT's board of directors and to WTT's senior management upon completion of the acquisition, WTT's compensation committee took the opportunity to evaluate senior executive employment, severance and compensation arrangements and determined to approve the following:

•	A severance agreement with Mr. Genova, which provides that if Mr. Genova's employment is terminated by WTT without "cause," or if Mr. Genova terminates his employment for "good reason," whether before or after the acquisition, then Mr. Genova will be entitled to receive (1) at the sole discretion of WTT, either a lump-sum cash payment equal to 75% of his annual base compensation then in effect (which, based on Mr. Genova's current annual base compensation would be approximately $135,000) payable within 30 days after termination, or continuation of his base compensation then in effect for a period of nine months after termination, and (2) the continuation of all benefits in which he currently participates for a period of nine months following his termination.

•	The grant to Mr. Simonyan of incentive stock options to purchase 100,000 shares of WTT common stock, at an exercise price of $2.57 per share, representing the closing price of WTT's common stock as reported on the American Stock Exchange on March 22, 2005, the date of grant. The options will vest over a period of three years from the date of grant, with one third vesting on each anniversary of the date of grant.

Completion of the transaction is subject to approval by WTT's shareholders, as well as other customary closing conditions. The parties have already received the required antitrust clearances in Germany. WTT's board of directors intends to present a proposal to approve the acquisition of Willtek by WTT and the issuance of WTT's common stock to the Willtek Shareholders in the acquisition at WTT's upcoming annual meeting of shareholders to be held on a future date to be publicly announced. WTT's board of directors will establish a record date in the future for purposes of determining shareholders of WTT entitled to notice of, and to vote at, the annual meeting.

Pending the approval of WTT's shareholders and satisfaction or, where permissible, waiver of all of the other closing conditions, the transaction is now expected to close in the second or third calendar quarter of this year.

The issuance of WTT's common stock to the Willtek Shareholders pursuant to the Amended Purchase Agreement will be made in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). Such shares of WTT's common stock will be issued subject to certain restrictions on transfer that will be set forth in the related shareholders' agreement, and the certificates representing those securities will contain an appropriate legend stating that they have not been registered under the Securities Act and may not be offered or sold in the United States absent registration under the Securities Act or pursuant to an exemption therefrom.

The foregoing is a summary only and does not purport to be a complete description of all of the terms, provisions, covenants and agreements contained in the Amended Purchase Agreement, and is subject to and qualified in its entirety by reference to the Amended Purchase Agreement, attached hereto as Exhibit 2.1, the amended and restated loan agreement, dated March 29, 2005, attached hereto as Exhibit 10.1, and the press release of WTT, dated March 29, 2005, attached hereto as Exhibit 99.1.

Relationship between the Parties

There are no material relationships between any of Willtek, Damany Holding or Investcorp on the one hand, and WTT or any of its affiliates, any director or officer of WTT, or any associate of any such director or officer, on the other hand, other than with respect to the Original Purchase Agreement and the ancillary agreements referred to therein, and the Amended Purchase Agreement and the ancillary agreements referred to therein, and the transactions contemplated thereby.

Caution Required by Certain Securities and Exchange Commission Rules

This Current Report on Form 8-K may be deemed to be solicitation material in respect of the proposed acquisition of Willtek by WTT. In connection with the proposed transaction, WTT has filed a preliminary proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (the "SEC"). The information contained in the preliminary proxy materials is not complete and may be changed. Shareholders of WTT are urged to read the definitive proxy statement when it becomes available and any other relevant documents filed with the SEC because they will contain important information about the proposed transaction. The definitive proxy statement will be sent to the shareholders of WTT seeking their approval of the proposed acquisition and the issuance of shares of WTT's common stock in the acquisition. You may obtain copies of documents filed with the SEC by WTT free of charge by directing a request to Investor Relations, Wireless Telecom Group, Inc., 25 Eastmans Road, Parsippany, NJ 07054 (Telephone: (201) 261-8797). In addition, you may obtain any of the documents filed with the SEC at the website maintained by the SEC at http://www.sec.gov.

WTT and its directors, executive officers and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from WTT's shareholders in connection with the acquisition. Information regarding the identity of these persons is set forth in a Schedule 14A filed by WTT with the SEC on April 26, 2004 relating to WTT's 2004 annual meeting of shareholders and a Form 10-K filed by WTT with the SEC on March 30, 2004, both of which are available free of charge from the SEC or from WTT, as indicated above. Information regarding the interests of these persons in the solicitation is set forth in the preliminary proxy statement concerning the proposed acquisition filed by WTT with the SEC, which is available free of charge from the SEC or from WTT, as indicated above.

Item 3.02.    Unregistered Sales of Equity Securities.

The information contained in Item 1.01 above is incorporated in its entirety in this Item 3.02 by this reference.

Item 9.01.    Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
2.1	Amended and Restated Stock Purchase Agreement, dated March 29, 2005, by and among Wireless Telecom Group, Inc., Investcorp Technology Ventures, L.P., Damany Holding GmbH and Willtek Communications GmbH.
10.1	Amended and Restated Loan Agreement, dated March 29, 2005, by and among Investcorp Technology Ventures, L.P., Willtek Communications GmbH and Wireless Telecom Group, Inc.
99.1	Press Release of Wireless Telecom Group, Inc., dated March 29, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WIRELESS TELECOM GROUP, INC.
Date: March 29, 2005	By:	/s/ Paul Genova
Paul Genova President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Amended and Restated Stock Purchase Agreement, dated March 29, 2005, by and among Wireless Telecom Group, Inc., Investcorp Technology Ventures, L.P., Damany Holding GmbH and Willtek Communications GmbH.
10.1	Amended and Restated Loan Agreement, dated March 29, 2005, by and among Investcorp Technology Ventures, L.P., Willtek Communications GmbH and Wireless Telecom Group, Inc.
99.1	Press Release of Wireless Telecom Group, Inc., dated March 29, 2005.